Exhibit 99.1

Chenghe Acquisition III Co. Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on November 11, 2025

Singapore, Nov. 10, 2025 (GLOBE NEWSWIRE) -- Chenghe Acquisition III Co. (the “Company”) today announced that, commencing on November 11, 2025, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A Ordinary Shares (the “Shares”) and warrants (the “Warrants”) included in the Units.

The Shares and Warrants received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “CHEC” and “CHECW”, respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “CHECU”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Odyssey Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Shares and Warrants.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an initial target business in any industry, geography, or sector, it intends to focus its search on growing companies in Asian markets or global companies with a presence or focus in Asia.

The Units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as sole bookrunner.

The registration statement relating to the securities became effective on September 15, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the initial public offering and the anticipated use of the net proceeds. Words such as “will,” “would,” “may,” “intends,” “anticipates,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this press release, unless required by law.

Company Contact:

Chenghe Acquisition III Co.

38 Beach Road #29-11

South Beach Tower

Singapore 189767

Attn: Shibin Wang

Email: shibin.wang@chenghecap.com

Tel: (65) 9851 8611